Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Franklin Synergy Bank	Tennessee

BCG Consulting Group, Inc. (formerly Banc Compliance Group, Inc.)	Tennessee